Exhibit 32.1

CERTIFICATIONS PURSUANT TO 18 U.S.C. 1350

The undersigned, the Chief Executive Officer and the Vice President and Chief Financial Officer of Argos Therapeutics, Inc. (the “Company”), each hereby certifies that, to his knowledge on the date hereof:

(a) the Quarterly Report on Form 10-Q of the Company for the period ended June 30, 2018 filed on the date hereof with the Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(b) information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

	By:	/s/ JEFFREY D. ABBEY
August 20, 2018		Jeffrey D. Abbey
President and Chief Executive Officer

	By:	/s/ RICHARD D. KATZ, M.D.
August 20, 2018		Richard D. Katz, M.D.
Vice President and Chief Financial Officer